Exhibit 10.4

PERFORMANCE SHARE UNIT AWARD AGREEMENT

This Performance Share Unit Award Agreement (the "Agreement") is entered into as of April 1, 2019 between SunOpta Inc., a Canadian corporation (the "Company"), and Joseph D. Ennen (the "Recipient").

On April 1, 2019 (the "Award Date") the Company's Board of Directors (the "Board") authorized the grant of performance share units to Recipient pursuant to the terms of this Agreement. Recipient desires to accept the award subject to the terms and conditions of this Agreement. This award is not, and shall not be deemed to be, granted under or subject to the terms of the Company's Amended 2013 Stock Incentive Plan or any other plan. This award is granted pursuant to the terms of the Executive Employment Agreement dated March 29, 2019 between the Company and Recipient (the "Employment Agreement") and in the event of any inconsistency between this Agreement and the Employment Agreement as to timing of vesting or any other provision, the terms of the Employment Agreement shall control and apply.

NOW, THEREFORE, the parties agree as follows:

1. Award.  The Company grants to Recipient 1,785,714 performance share units ("PSUs") with respect to the Company's common shares ("Common Shares").  Subject to the terms and conditions of this Agreement and the Employment Agreement, the Company shall issue to Recipient the number of Common Shares of the Company corresponding to the number of PSUs determined under this Agreement based on (a) the performance of the Company as described in Section 2 and (b) in the case of PSUs vesting pursuant Section 2.1, Recipient's continued employment through the date the applicable PSUs subject to such section vest, and in the case of PSUs vesting pursuant to Section 2.2, Recipient's continued employment through the end of the Performance Period (as defined below) (a "Vesting Event") pursuant to Section 3.

2. Performance Conditions.

2.1 The vesting of 892,857 of the PSUs, if vesting occurs at all, is dependent on the Common Shares achieving a volume weighted average trading price set forth below in each case for 20 consecutive trading days (the "Stock Price Hurdles") during the period commencing on the Award Date and ending on December 31, 2022 (the "Performance Period") as provided herein; provided, however, that a Stock Price Hurdle shall also be met with respect to any previously unmet hurdles if the Company's Common Shares cease trading as a result of a Change of Control (as defined in the Employment Agreement) transaction in which holders of the Company's Common Shares receive per-share consideration with a value equal to or greater than such Stock Price Hurdle.

During the Performance Period, except as otherwise provided in Section 2.3 below in the event of a Change of Control (as defined in the Employment Agreement), PSUs shall vest on the achievement of each of the three Stock Price Hurdles (with each hurdle only being able to be achieved once for purposes of vesting), as follows, subject to Recipient's continued employment through the date a given Stock Price Hurdle is achieved:

Stock Price Hurdle	Number of PSUs That Will Vest
US$5.00	297,619 shares = incremental/Total
US$9.00	297,619 shares = Incremental; 595,238 shares = Total
US$14.00	297,619 shares = Incremental; 892,857shares = Total

Total Vested Shares	892,857

The Stock Price Hurdles will be subject to appropriate adjustment in the event of any share dividend, share split, combination or other similar recapitalization or any other event described in Section 6.1.  If none of the Stock Price Hurdles are met, none of the PSUs dependent on Stock Price Hurdles will vest.  If only the US$5.00 Stock Price Hurdle is met, only 297,619 PSUs dependent upon Stock Price Hurdles will vest.  If the US$5.00 and US$9.00 Stock Price Hurdles are met, 595,238 PSUs dependent upon Stock Price Hurdles will vest.  If all three Stock Price Hurdles are met, 892,857 PSUs will vest.  The maximum aggregate number of PSUs that can vest under the Stock Price Hurdles is 892,857.  Except as otherwise provided in Section 3, all vested PSUs shall be settled by the Company within 60 days of the date they vest, subject to continued employment through the applicable date of vesting, and all unvested PSUs shall be forfeited and cancelled.  In the event of an unusual, extraordinary, non-recurring or similar event as referred to in Section 2.2, the Board will consider, in its reasonable discretion, making adjustments to the Stock Price Hurdles.

2.2 The vesting of 892,857 of the PSUs, if vesting occurs at all, is dependent on the Company achieving cumulative Adjusted EBITDA during fiscal years 2019 through 2022 (the "EBITDA Hurdles") as provided herein.

During the Performance Period, except as otherwise provided in Section 2.3 below in the event of a Change of Control (as defined in the Employment Agreement), PSUs dependent upon EBITDA Hurdles shall vest at the end of the fiscal year in which each of the three EBITDA Hurdles is achieved (with each hurdle only being able to be achieved once for purposes of vesting), as follows, subject to Recipient's continued employment through the end of the fiscal year in which the applicable EBITDA Hurdle is achieved:

EBITDA Hurdle	Number of PSUs That Will Vest
US$80,000,000	297,619 shares = incremental/Total
US$110,000,000	297,619 shares = Incremental; 595,238 shares = Total
US$140,000,000	297,619 shares = Incremental; 892,857 shares = Total
Total Vested Shares	892,857

If none of the EBITDA Hurdles are met, none of the PSUs dependent upon EBITDA Hurdles will vest.  If only the US$80,000,000 EBITDA Hurdle is met, only 297,619 PSUs dependent upon EBITDA Hurdles will vest.  If the US$80,000,000 and US$110,000,000 EBITDA Hurdles are met, 595,238 PSUs dependent upon EBITDA Hurdles will vest.  If all three EBITDA Hurdles are met, 892,857 PSUs will vest.  Except as otherwise provided in Section 3, all vested PSUs shall be settled by the Company within 90 days following the delivery to the Company and acceptance by the Board of Directors of the Company's audited financial statements for each fiscal year during the Performance Period in which a EBITDA Hurdle is achieved, subject to continued employment through the end of the fiscal year in which the applicable EBITDA Hurdle is achieved, and all unvested PSUs shall be forfeited and cancelled.

"Adjusted EBITDA" for a given fiscal year will be calculated in the same manner, using the same adjustments, as adjusted EBITDA is publicly reported by the Company in its Form 10-K for such fiscal year and will be based on the Company's audited financial statements.  If the Company ceases reporting adjusted EBITDA in its Form 10-K, then adjusted EBITDA will be calculated in the same manner, using the same adjustments, as calculated in the most recent Form 10-K containing adjusted EBITDA. Notwithstanding the foregoing, adjustments to Adjusted EBITDA may be made by the Board of Directors, in its reasonable discretion, in the event of the occurrence of unusual, extraordinary, non-recurring or other circumstances that, in the judgment of the Board of Directors, would cause the application of the existing performance goals or measures to fail to fairly reflect the performance of the Company. These circumstances may include acquisitions, divestitures, joint ventures, regulatory developments, tax law changes, accounting changes, restructuring or other special charges, and other occurrences.

2.3 In the event of a Change of Control (as defined in the Employment Agreement), unvested PSUs as of the date of the Change of Control will be interpolated as follows: if the actual performance of the performance conditions described above as of the end of the fiscal year immediately prior to the Change of Control date is between (a) first and second vesting levels, or (b) second and third vesting levels for the applicable Stock Price Hurdle or EBITDA Hurdle, the number of earned PSUs shall be equal to the product of: (i) the number of PSUs subject to the performance requirement; and (ii) the actual performance achievement, determined using straight line interpolation between the first vesting level and the second vesting level (or second vesting level and third vesting level, as applicable) rounded down to a whole number, less any PSUs previously earned based on achievement of a lower vesting level.  Except as otherwise provided in Section 3, all vested PSUs shall be settled by the Company within 60 days of the date they vest, subject to continued employment through the applicable date of vesting, and all unvested PSUs shall be forfeited and cancelled.

3. Employment Condition.

3.1 Payout.  In order to receive a payout of shares under this Agreement, Recipient must be employed by the Company continuously from the Award Date until the Vesting Event applicable to the underlying PSUs, except as provided in the Employment Agreement or Sections 3.2, 3.3 or 3.4 below. For purposes of this Agreement, Recipient is considered to be employed by the Company if Recipient is employed by the Company or any parent or subsidiary of the Company (an "Employer").

3.2 Total Disability. If Recipient's employment with the Company is terminated at any time prior to a Vesting Event because of Total Disability (as defined in the Employment Agreement), any PSUs that are vested as of the Termination Date (as defined in the Employment Agreement), shall be settled in accordance with the terms of this Agreement.

3.3 Death.  If Recipient's employment with the Company is terminated at any time prior to a Vesting Event because of death, any PSUs that are vested as of the Termination Date (as defined in the Employment Agreement), shall be settled in accordance with the terms of this Agreement.

3.4 Other Terminations.  If Recipient's employment by the Company is terminated at any time prior to a Vesting Event and neither Section 3.2 or Section 3.3 applies to such termination, Recipient shall not be entitled to receive any shares under this Agreement that have not vested prior to the date of termination.

4. Payment.  As soon as practicable following a Vesting Event, the Board shall determine the number, if any, of Common Shares, issuable pursuant to this Agreement.  Subject to applicable tax withholding, such shares shall be issued to Recipient as soon as practicable following the Vesting Event. No fractional shares shall be issued and the number of shares deliverable shall be rounded down to the nearest whole share, and any remaining fractional shares shall be paid in cash.  Notwithstanding anything hereinabove to the contrary, if either Section 3.2 or 3.3 requires an earlier award payout, a similar process shall be followed in accordance with the timing identified therein.

5. Tax Withholding.

5.1 Recipient acknowledges that on the date that shares underlying the PSUs are issued to Recipient, the fair market value of the Common Shares will be treated as ordinary compensation income for federal and state and provincial income tax purposes and employment tax purposes, and that the Company will be required to withhold taxes on these income amounts pursuant to Section 5.2 below.

5.2 Prior to any relevant taxable or tax withholding event, as applicable, Recipient agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all federal, state and other tax withholding obligations. In this regard, Recipient authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy applicable withholding obligations by one or a combination of the following:

(a) withholding from Recipient's or other cash compensation paid by the Company and/or the Employer; or

(b) withholding from proceeds of the sale of Common Shares acquired upon vesting/settlement of the PSUs either through a voluntary sale or through a mandatory sale arranged by the Company on Recipient's behalf pursuant to this authorization; or

(c) withholding in Common Shares to be issued upon vesting/settlement of the PSUs.

5.3 If the withholding obligation is satisfied by withholding in Common Shares, for tax purposes, Recipient is deemed to have been issued the full number of Common Shares subject to the vested PSUs, notwithstanding that a number of the Common Shares are held back solely for the purpose of paying the withholding.

5.4 Recipient agrees to pay to the Company or the Employer any amount the Company or the Employer may be required to withhold or account for as a result of this award that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares or the proceeds of the sale of shares if Recipient fails to comply with these obligations.

6. Stock Splits, Stock Dividend; Mergers, Etc.

6.1 If the outstanding common shares of the Company are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any stock split, combination of shares, dividend payable in shares, recapitalization or reclassification, appropriate adjustment shall be made by the Company in the number and kind of shares subject to the PSUs, so that Recipient's proportionate interest before and after the occurrence of the event is maintained. Notwithstanding the foregoing, the Company shall have no obligation to effect any adjustment that would or might result in the issuance of fractional shares, and any fractional shares resulting from any adjustment may be disregarded or provided for in any manner determined by the Company.  Any such adjustments made by the Company shall be conclusive.

6.2 Mergers, Reorganizations, Etc.  If, while any unvested PSUs are outstanding, there shall occur a merger, consolidation, amalgamation or plan of exchange, in each case involving the Company pursuant to which outstanding Common Shares are converted into cash or other stock, securities or property (each, a "Transaction"), (i) all outstanding PSUs as to which the applicable vesting requirement set forth in Section 2 has not been satisfied as of the closing of the Transaction shall be forfeited and cancelled and (ii) the Board of Directors, may, in its sole discretion, provide that the remaining PSUs shall be treated in accordance with any of the following alternatives:

(a) The remaining PSUs shall be converted into restricted stock units to acquire stock of the surviving or acquiring corporation in the Transaction (unless otherwise accelerated as determined by the Board of Directors in its sole discretion) and shall be subject to continued employment of Recipient by the Company or any acquiring or surviving company through the Performance Period, with the amount and type of shares subject thereto to be conclusively determined by the Board of Directors, taking into account the relative values of the companies involved in the Transaction and the exchange rate, if any, used in determining shares of the surviving corporation to be held by holders of common  shares of the Company following the Transaction, and disregarding fractional shares, and the performance measures adjusted to reflect the circumstances of the Company or any acquiring or surviving corporation as conclusively determined by the Board of Directors;

(b) The remaining PSUs shall be cancelled effective immediately prior to the consummation of the Transaction, and, in full consideration of the cancellation, the surviving corporation shall pay to Recipient ), with payment subject to continued employment of  Recipient by the Company or any acquiring or surviving corporation through the Performance Period (unless otherwise accelerated pursuant to Section 3 or the terms of the Employment Agreement), an amount in cash, for each remaining PSU assuming vesting at the 100% level, equal to the value, as determined by the Board of Directors, of the common shares subject to the unvested PSUs at the time of the closing of the Transaction, taking into account the relative values of the companies involved in the Transaction and the exchange rate, if any, used in determining shares of the surviving corporation to be held by holders of common shares of the Company following the Transaction or other consideration paid in the Transaction to holders of common shares of the Company; or

(c) The remaining PSUs shall become vested in full and all unissued shares subject to the PSUs shall be issued immediately prior to the consummation of the Transaction.

In the event the Board of Directors opts that the remaining PSUs shall be treated in accordance with (a) above, then the surviving or acquiring corporation in the Transaction must agree to all relevant provisions of the Employment Agreement pertaining to the PSUs.

7. Section 409A.  The awards granted pursuant to this Agreement are intended to be compliant with Section 409A of the Internal Revenue Code ("Section 409A") and shall be interpreted consistent with such intent.  Each of the Section 409A provisions of Section 7.3 of the Employment Agreement shall apply to the award.

8. No Right to Employment.  Nothing contained in this Agreement and the Employment Agreement shall confer upon Recipient any right to be employed by the Company or to interfere in any way with the right of the Company to terminate Recipient's employment at any time for any reason, with or without cause.

9. Miscellaneous.

9.1 Entire Agreement; Amendment.  This Agreement and the Employment Agreement constitute the entire agreements of the parties with regard to the subjects hereof and may be amended only by written agreement between the Company and Recipient.

9.2 Notices.  Any notice required or permitted under this Agreement shall be in writing and shall be deemed sufficient when delivered personally to the party to whom it is addressed or when deposited into the United States or Canadian mail as registered or certified mail, return receipt requested, postage prepaid, addressed to the Company, Attention: General Counsel, at its principal executive offices or to Recipient at the address of Recipient in the Company's records, or at such other address as such party may designate by ten (10) days' advance written notice to the other party.

9.3 Assignment; Rights and Benefits.  Recipient shall not assign this Agreement or any rights hereunder to any other party or parties without the prior written consent of the Company. The rights and benefits of this Agreement shall inure to the benefit of and be enforceable by the Company's successors and assigns and, subject to the foregoing restriction on assignment, be binding upon Recipient's heirs, executors, administrators, successors and assigns.

9.4 Further Action.  The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

9.5 Applicable Law.  The terms and conditions of this Agreement will be interpreted under the laws of the state of Minnesota, exclusive of choice of law rules.  Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the state of Minnesota.

9.6 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original.

SUNOPTA INC.	RECIPIENT

By: /s/ Jeff Gough Name: Jeff Gough Title: CHRO	/s/ Joseph D. Ennen Joseph D. Ennen